Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Luther Burbank Corporation of our report dated July 26, 2017 relating to the consolidated financial statements appearing in the Prospectus forming a part of the Registration Statement on Form S-1 of Luther Burbank Corporation for the year ended December 31, 2016.

Crowe Horwath LLP

Sacramento, California

December 11, 2017